Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange) with respect to shares of common stock of Biofrontera AG, and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto.

This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning the undersigned or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each party hereto, and then only with respect to such revoking party.

Executed on this 1 day of February, 2019.

MARUHO CO., LTD.

By:	/s/ Koichi Takagi
Name:	Koichi Takagi
Title:	President and CEO

MARUHO DEUTSCHLAND GMBH

By:	/s/ Junichi Hamada
Name:	Junichi Hamada
Title:	Managing Director